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                                                               Exhibit 99.(a)(2)

                              CERTIFICATE OF TRUST
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     This Certificate of Trust of Prudential Core Investment Fund (the "Trust"),
dated April 23, 1999, is being duly executed and filed to form a business trust under the Delaware Business Trust Act (12 Del. C. 3801 et seq.).
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     1.  Name.  The name of the business trust formed hereby is Prudential Core
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Investment Fund.

     2.  Registered Agent.  The business address of the registered office of the
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Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street,
Wilmington, New Castle County, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

     3.  Effective Date.  This Certificate of Trust shall be effective upon the
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date and time of filing.

     4.  Series Trust.  Notice is hereby given that pursuant to Section 3804 of
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the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.
The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.
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     IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the
Trust, have executed this Certificate of Trust as of the date first above written.

                                             /s/ Deborah A. Docs
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                                             Name:  Deborah A. Docs
                                             as Trustee and not individually



                                             /s/ Marguerite E. H. Morrison
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                                             Name: Marguerite E. H. Morrison
                                             as Trustee and not individually



                                             /s/ Robert C. Rosselot
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                                             Name:  Robert C. Rosselot
                                             as Trustee and not individually